Exhibit 1.2

TERMS AGREEMENT

EMBRAER S.A.

Debt Securities

June 8, 2015

To:     The Underwriters named herein

Ladies and Gentlemen:

Embraer Netherlands Finance B.V. (the “Issuer”) and Embraer S.A. (the “Company”) agree to sell to the several Underwriters named in Schedule I hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement – Basic Provisions attached hereto as Exhibit I (the “Agreement”), the following securities (the “Securities”) on the following terms:

Issuer:	Embraer Netherlands Finance B.V.

Guarantor:	Embraer S.A.

Title:	5.050% Notes due 2025

Principal Amount:	U.S.$1,000,000,000

Interest:	5.050% per annum

Interest Payment Dates:	June 15 and December 15, commencing on December 15, 2015

Maturity:	June 15, 2025

Yield:	5.091%

Spread to Benchmark Treasury:	+270 basis points

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Price and Yield:	97-21; 2.391%

Make-Whole Call:	At any time at a discount of Treasury plus 40 basis points

Settlement:	June 15, 2015 (T+5)

Denominations:	Minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

Optional Tax Redemption:

Either the Issuer or the Guarantor may, at its option,

redeem the notes, in whole but not in part, at 100% of the

principal amount of the notes upon the occurrence of

specified events relating to Brazilian or Dutch tax law. See “Description of the Notes—Redemption and Repurchase—Optional Tax Redemption” in the Disclosure Package and the Final Prospectus.

Listing:	New York Stock Exchange

CUSIP:	29082H AA0

ISIN:	US29082HAA05

Rating of the Company[1]:	[RESERVED]

Public Offering Price:	99.682% of principal amount, plus accrued interest, if any, from June 15, 2015.

Price to Underwriters:	99.492% of principal amount, plus accrued interest, if any, from June 15, 2015.

Registration Statement File Numbers:	333-204470 and 333-204470-01

Execution Time:	4:30 p.m. (New York City time) on June 8, 2015

Closing:	9:00 a.m. (New York City time) or at such other time as agreed between the parties hereto on June 15, 2015, at the offices of White & Case LLP, Av. Brig. Faria Lima, 2.277 – 4th Floor, 01452-000 São Paulo – SP, Brazil.

Bookrunners:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

Managers:	None.

Co-managers:	None.

Clear Market Period:	From June 8, 2015 to July 8, 2015, neither the Issuer nor the Company will, without the prior written consent of the Bookrunners, issue, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Issuer and having a tenor of more than one year, provided that the Issuer will not be prevented from (1) prepaying any existing indebtedness of the Issuer; (2) entering into any export financing transaction with multilateral agencies or (3) entering into any financing from Financiadora de Estudos e Projetos – FINEP or the Banco Nacional de Desenvolvimento Econômico e Social – BNDES.

Indenture:	Indenture to be dated as of June 15, 2015, among the Issuer and The Bank of New York Mellon, as trustee.

Additional Transaction Documents:	None.

Notice to Underwriters:	Notices to the Underwriters shall be directed to:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attn: General Counsel

Fax: +1 (646) 291-1469

and

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Attention: Debt Syndicate Desk with copy to Legal Department

[1]	Rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Underwriter Information:	The first paragraph under the caption “Underwriting—Price Stabilization and Short Positions” in the Disclosure Package and the Final Prospectus.

The respective principal amounts of the Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule I hereto.

To the extent not superseded or amended by the terms hereof, the provisions of the Underwriting Agreement – Basic Provisions are incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Underwriting Agreement – Basic Provisions.

This Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Obligors one of the counterparts hereof, whereupon it will become a binding agreement among the Obligors and the several Underwriters in accordance with its terms.

Very truly yours,

EMBRAER S.A.

/s/    Frederico Pinheiro Fleury Curado

By: Authorized Signatory

Name: Frederico Pinheiro Fleury Curado

Title: President and Chief Executive Officer

/s/    José Antonio de Almeida Filippo

By: Authorized Signatory

Name: José Antonio de Almeida Filippo

Title: Executive Vice-President and Chief Financial and Investor Relations Officer

EMBRAER NETHERLANDS FINANCE B.V.

/s/    José Antonio de Almeida Filippo

By: Authorized Signatory

Name: José Antonio de Almeida Filippo

Title: Supervisory Board Member

/s/    Elaine Maria de Souza Funo

By: Authorized Signatory

Name: Elaine Maria de Souza Funo

Title: Supervisory Board Member

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

CITIGROUP GLOBAL CAPITAL MARKETS INC.

/s/    Adam D. Bordner

By: Authorized Signatory

Name: Adam D. Bordner

Title: Vice President

STATE OF NEW YORK                     )

                                                               )

COUNTY OF NEW YORK                 )

On this 8th day of June, 2015, before me, a notary public within and for said county, personally appeared Adam D. Bordner, to me personally known who being duly sworn, did say that he is the Vice President of Citibank Global Markets Inc., the person described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said corporation.

/s/    Gregory J. Malakauskas Jr.

Title: Notary Public, State of New York

No. 01MA6284269

Qualified in Richmond County

Commission Expires June 17, 2017

The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

MORGAN STANLEY & CO. LLC

/s/    Yurij Slyz

By: Authorized Signatory

Name: Yurij Slyz

Title: Executive Director

STATE OF NEW YORK                     )

                                                               )

COUNTY OF NEW YORK                 )

On this 3rd day of June, 2015, before me, a notary public within and for said county, personally appeared Yurij Slyz, to me personally known who being duly sworn, did say that he is the Executive Director of Morgan Stanley & Co. LLC, the person described in and which executed the foregoing instrument, and acknowledges said instrument to be the free act and deed of said corporation.

/s/    Julie A. Floyd

Title: Notary Public, State of New York

No. 01FL6134780

Qualified in New York County

Commission Expires October 3, 2017

SCHEDULE I

UNDERWRITERS

	Principal Amount
Underwriter
Citigroup Global Markets Inc.	U.S.$	500,000,000
Morgan Stanley & Co. LLC	U.S.$	500,000,000

Total	U.S.$	1,000,000,000

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SCHEDULE II

ISSUER FREE WRITING PROSPECTUSES

•	Final Term Sheet, dated June 8, 2015, relating to the Securities (as filed pursuant to Ruled 433 under the Securities Act)

•	Roadshow Presentation

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SCHEDULE III

FINAL TERM SHEET

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Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-204470

333-204470-01

PRICING TERM SHEET

EMBRAER NETHERLANDS FINANCE B.V.

U.S.$1,000,000,000 5.050% NOTES DUE 2025

GUARANTEED BY

EMBRAER S.A.

June 8, 2015

ISSUER:	Embraer Netherlands Finance B.V.

GUARANTOR:	Embraer S.A.

SECURITY:	5.050% Notes due 2025

RANKING:	The notes and the guarantee will be general, senior, unsecured obligations and will rank equal in right of payment with all of the Issuer’s and the Guarantor’s existing and future senior unsecured indebtedness, respectively. The notes and the guarantee will be (i) effectively subordinated to all of the Issuer’s and the Guarantor’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, respectively, and (ii) structurally subordinated to all of the existing and future liabilities of the Guarantor’s subsidiaries (other than the Issuer).

FORMAT:	SEC Registered

CURRENCY:	U.S. Dollars

PRINCIPAL AMOUNT:	U.S.$1,000,000,000

MATURITY:	June 15, 2025

SETTLEMENT DATE*:	June 15, 2015 (T+5)

COUPON:	5.050% per annum

DAY COUNT:	30/360

INTEREST PAYMENT DATES:	June 15 and December 15, commencing on December 15, 2015

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ISSUE PRICE:	99.682% of principal amount

BENCHMARK TREASURY:	2.125% due May 15, 2025

BENCHMARK TREASURY PRICE AND YIELD:	97-21; 2.391%

SPREAD TO BENCHMARK TREASURY:	+270 basis points

YIELD:	5.091%

MAKE-WHOLE CALL:	Treasury Rate plus 40 basis points

OPTIONAL REDEMPTION PROVISIONS:	The Issuer may, at its option, redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes and (ii) the applicable “make-whole” amount, as described under “Description of the Notes—Redemption and Repurchase—Optional Redemption With Make-Whole Amount” in the prospectus supplement.

TAX REDEMPTION PROVISIONS:	Either the Issuer or the Guarantor may, at its option, redeem the notes, in whole but not in part, at 100% of the principal amount of the notes upon the occurrence of specified events relating to Brazilian or Dutch tax law. See “Description of the Notes—Redemption and Repurchase—Optional Tax Redemption” in the prospectus supplement.

NET PROCEEDS BEFORE EXPENSES:	U.S.$994,920,000

RATINGS**:	[RESERVED]

DENOMINATION:	Minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof

GOVERNING LAW:	New York

CLEARING:	The Depository Trust Company

LISTING:	The Issuer will apply to list the notes on the New York Stock Exchange

CUSIP/ISIN:	CUSIP: 29082H AA0 ISIN: US29082HAA05

JOINT BOOK-RUNNING MANAGERS:	Citigroup Global Markets Inc. Morgan Stanley & Co. LLC

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* Delivery of the notes will be made to investors on or about June 15, 2015, which will be the fifth business day following the date hereof. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

** A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The information in this Pricing Term Sheet supplements the preliminary prospectus supplement, dated May 27, 2015 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may access these documents without charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Underwriters can arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or Morgan Stanley & Co LLC at 1-866-718-1649.

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